UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

                             FORM 8-K

                          Current Report

              Pursuant to Section 13 or 15(d) of the
                  Securities Exchange Act of 1934


   Date of Report (Date of earliest event reported):, July 15, 1998


                UNITED STATES ANTIMONY CORPORATION
     (Exact name of registrant as specified  in its charter)


     Montana                                    81-0305822
(State or other jurisdiction
of incorporation or organization)  (I.R.S. Employer Identification No.)

  P.O. Box 643, Thompson Falls, Montana            59873
  (Address of principal executive offices)      (Zip code)



   Registrant's telephone number, including area code:  (406) 827-3523

ITEM 5. OTHER EVENTS

     On July 15, 1998, United States Antimony Corporation ("the Registrant" or "the Company") filed an action in the Montana Twentieth Judicial District Court, Sanders County, against Walter L. Maguire, Sr., a director of the Registrant. The complaint alleges damages suffered by the Company as a result of Mr. Maguire's actions described in three counts, 1) Breach of Director Duties 2) Conspiracy and 3) Constructive Fraud.

     The allegations set forth in the complaint describe Mr. Maguire's alleged representations that he controlled the Walter L. Maguire, 1935-1 Trust ("the Trust"), and led the Company and other shareholders to detrimentally believe that certain defaulted debentures held by the Trust would be converted to Series C Preferred Stock in accordance with an Offer to Purchase dated November 21, 1997, that was submitted to the Trust and other debt holders.The complaint prays for damages of $1,500,000 and a further amount to be proven at trial for each count.

     The complaint is subsequent to the Registrant's Answer, Counterclaim, and request for Jury Trial, filed June 26, 1998 in the Montana Twentieth Judicial District Court, Sanders County,whereby the Registrant responded to an action filed on April 8, 1998, by Ronald Michael Meneo, Trustee of the
Walter L. Maguire 1935-1 Trust, that seeks to recover principal amounts totaling $335,000 due on defaulted convertible and subordinated convertible debentures held by the Trust.
The action filed by the Trust also seeks to recover accrued interest on the principal amounts of the debentures at the rate of ten percent per annum that was due on the maturity dates of the debentures, interest at ten percent on all principal and interest due on the debentures accruing from the dates of maturity to the present, and all amounts relating to the Trust's legal and attorney's fees incurred in bringing the action.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

     A. Exhibits:

     Exhibit 17: Answer, Counterclaim, and request for Jury Trial, filed June 26,1998.

     Exhibit 18: Complaint and Demand for Jury Trial, filed July 15, 1998


               SIGNATURE

     Pursuant the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


UNITED STATES ANTIMONY CORPORATION

Date: July 21, 1998 By: /S/ JOHN C. LAWRENCE

               ________________________
               John C. Lawrence
               President and Chief Accounting
               Officer